Exhibit 99.1

eHealth, Inc. Announces Completion of Strategic Alternatives Review
Company Plans to Host an Investor Day on May 10, 2017

MOUNTAIN VIEW, Calif., March 24, 2017 – eHealth, Inc. (NASDAQ: EHTH), a leading private online health insurance exchange, announced today the completion of its previously announced review of strategic alternatives. eHealth received indications of interest to both acquire and invest in the Company during the process. After careful consideration, the board of directors has determined that the interests of the Company’s stockholders are best served by focusing on execution of the Company’s strategic business plan. The Company does from time-to-time receive indications of interest and have discussions regarding possible strategic alternatives and intends to consider proposals it receives in the future that it believes could result in the creation of stockholder value.

The Company intends to host an Investor Day on May 10, 2017 in New York City. A live webcast of the event will be accessible to the general public at approximately 9 a.m. ET on May 10 from the Investor Relations section of the Company's website http://ir.ehealthinsurance.com/. A replay of the webcast will be available later that day following the completion of the presentation, also accessible from the Investor Relations section of the Company's website. In-person attendance at the Investor Day requires advanced registration. Please email Kate Sidorovich, the Company’s Vice President, Investor Relations, at kate.sidorovich@ehealth.com for further information.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company’s receipt and consideration of proposals regarding strategic alternatives and the date and time for our upcoming investor day. These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the execution of our strategic plan and other factors that could cause operating, financial and other results to differ, which are described in eHealth’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of eHealth’s website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov. The Company undertakes no obligation to update any forward looking statement to conform to actual results or changes in intentions or expectations.

About eHealth, Inc.
eHealth, Inc. (NASDAQ: EHTH) owns eHealth.com, a leading private online health insurance exchange where individuals, families and small businesses can compare health insurance products from leading insurers side by side and purchase and enroll in coverage online. eHealth offers thousands of individual, family and small business health plans underwritten by many of the nation's leading health insurance companies. eHealth (through its subsidiaries) is licensed to sell health insurance in all 50 states and the District of Columbia. eHealth also offers educational resources and powerful online and pharmacy-based tools to help Medicare beneficiaries navigate Medicare health insurance options, choose the right plan and enroll in select plans online through Medicare.com (www.Medicare.com), eHealthMedicare.com (www.eHealthMedicare.com) and PlanPrescriber.com (www.PlanPrescriber.com).
Investor Contact:

Kate Sidorovich, CFA Vice President, Investor Relations 650-210-3111 Kate.sidorovich@ehealth.com